Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2010 Full-Year and Fourth Quarter

Financial Results

New York, March 4, 2011 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the fourth quarter and full-year ended December 31, 2010.

2010 Fourth Quarter and Full-Year GAAP Financial Overview

As a result of the business combination of Ramius LLC (“Ramius”) and Cowen Group, Inc. (“Cowen”) on November 2, 2009, the Company’s 2009 GAAP fourth quarter results reflect three months of legacy Ramius results and two months of legacy Cowen results.  Similarly, GAAP results for the full-year ended December 31, 2009, include twelve months of legacy Ramius results and two months of legacy Cowen results.  All 2010 results reflect performance of the combined business.

For Q4’10, the Company reported GAAP net income of $4.1 million, or $0.06 per share, compared to a GAAP net loss of $23.4 million in Q4’09, or $0.46 per share.  GAAP revenue in Q4’10 was $69.7 million, flat compared to the prior year period.

For the twelve month period ended December 31, 2010, the Company reported a GAAP net loss of $45.4 million, or $0.62 per share, compared to a GAAP net loss of $55.3 million, or $1.35 per share, in the prior year period.  GAAP revenue for the twelve month period ended December 31, 2010, was $233.8 million, as compared to $123.9 million in the prior year period.

Economic Income (Loss)

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with GAAP.  Economic Income is considered by management to be a supplemental measure to the GAAP results and is intended to provide a more complete presentation of the Company’s performance as management measures it.  The primary differences between GAAP and Economic Income are the elimination of the impact of consolidation for any of our funds (both 2009 and 2010), the exclusion of any goodwill impairment charges (there were no charges for goodwill impairment in either period) and the exclusion of reorganization expenses in connection with the transaction and transaction-related equity awards (both 2009 and 2010).  In addition, Economic Income revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For GAAP purposes, these items are included in each of their respective line items.  For a more complete description of Economic Income and a reconciliation of GAAP net income (loss) to Economic Income for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section below.

For the purpose of providing more detailed disclosure, the Company is also reporting pro forma Economic Income (Loss) (“Economic Income”) representing the combined fourth quarter and twelve month period results for both legacy Ramius and Cowen in 2009.

Summary Information

Fourth Quarter 2010 (“Q4’10”)

•                 Economic Income increased to $6.4 million in Q4’10 from an Economic Loss of $12.9 million in Q3’10 and an Economic Loss of $21.1 million in Q4’09.

•                 Economic Income excluding certain non-cash items increased to $12.8 million in Q4’10 from an Economic Loss of $3.9 million in Q3’10 and an Economic Loss of $14.2 million in Q4’09.

•                 Economic Income revenue increased by 65% to $101.0 million in Q4’10 from $61.3 million in Q3’10 and increased by 45% from $69.9 million in Q4’09.

•                 Compensation and benefits expense declined to 59% of Economic Income revenue in Q4’10, from 64% in Q3’10 and 76% in Q4’09, excluding reimbursed compensation expenses, severance charges and compensation expense related to the 2008 acquisition of Latitude.

•                 Non-compensation expenses increased by 3% to $30.6 million in Q4’10 from $29.6 million in Q3’10, and decreased by 16% from $36.3 million in Q3’10, excluding certain one-time expenses and other expenses associated with the Luxembourg reinsurance program, all of which were incurred in Q4’10.(1)

•                  Fixed non-compensation expenses in the quarter declined by 15% and 31% to $20.2 million as compared to $23.9 million and $29.3 million for Q3’10 and Q4’09, respectively.

•                 Assets under management increased by $815 million to $9.0 billion as of January 1, 2011, as compared to $8.2 billion as of October 1, 2010, including net subscriptions of $777 million and a performance-related appreciation in assets under management of $38 million.

•                 Management fees increased to $15.1 million in Q4’10, their highest level since Q2’09.  Incentive income was $6.3 million in Q4’10, as compared to $1.8 million in Q3’10 and $1.0 million in Q4’09.

•                 Investment income increased to $36.8 million in Q4’10 from $14.1 million in Q3’10 and $5.3 million in Q4’09.

•                 Investment banking revenue increased by 120% to $15.8 million in Q4’10 from $7.2 million in Q3’10 and was flat compared to revenues of $15.7 million in Q4’09.

(1)  See quarterly non-compensation expense section of the press release for additional details of non-compensation expenses during Q4’10.

•                 Brokerage revenues increased by 3% to $26.8 million in Q4’10 from $26.0 million in Q3’10 and decreased by 13% from $31.0 million in Q4’09.

Full-Year 2010

•                 Economic Loss decreased to $35.6 million in 2010 from $67.9 million in 2009.

•                 Economic Loss excluding certain non-cash items decreased to $10.3 million in 2010 from $23.8 million in 2009.

•                 Economic Income revenue increased by 4% to $272.6 million in 2010 from $260.9 million in 2009.

•                 Compensation and benefits declined to 63% of Economic Income revenue in 2010, from 72% in 2009, excluding reimbursed compensation expenses, severance charges and compensation expense related to the 2008 acquisition of Latitude.

•                 Non-compensation expenses decreased by 4% to $125.6 million in 2010 from $130.8 million in 2009, excluding certain one-time expenses and other expenses associated with the Luxembourg reinsurance program, all of which were incurred in Q4’10.(2)

•                  Fixed non-compensation expenses declined by 11% in 2010 to $93.1 million from $104.2 million in 2009

•                 Assets under management increased by $1.2 billion to $9.0 billion as of January 1, 2011, as compared to $7.8 billion as of January 1, 2010, including net subscriptions of $1.0 billion and a performance-related appreciation in assets under management of $149 million.

•                Management fees decreased by 16% to $51.4 million in 2010 from $61.4 million in 2009, while incentive income increased to $9.6 million in 2010 from an incentive fee loss of $7.0 million in 2009.

•                 Investment income increased to $59.4 million in 2010 from $24.6 million in 2009.

•                 Investment banking revenue decreased by 13% to $39.0 million in 2010 from $44.6 million in 2009.

•                 Brokerage revenues decreased by 16% to $112.2 million in 2010 from $133.7 million in 2009.

“I am pleased to report that we recorded our first profitable quarter as a combined company as we continued to build on momentum experienced through the second half of the year,” said Peter Cohen, Chairman and CEO.  “In 2010, our primary focus was to build the foundation for a profitable and growth-oriented financial institution and I believe that the firm as a whole has undergone significant, positive change.  Through the hard work of our talented partners, our fourth quarter results are an indication that our strategy is beginning to take hold.

“Driven by a dedication to offer best in class products, solutions and advice, we feel that the Cowen platform offers a number of opportunities for growth.  First, we were very pleased with

(2)  See annual non-compensation expense section of the press release for additional details of non-compensation expenses during 2010.

the firm’s proprietary investment activities and will continue to utilize in-house expertise and knowledge in investing proprietary capital.  For Ramius, we intend to further support asset growth and, following the success of Ramius Trading Strategies and our Ramius Dynamic Replication Fund, we will be opportunistic about launching new platforms and funds where we see client demand.

“At Cowen, we will continue to take advantage of the steady improvement in the capital raising environment for clients in our focus sectors, further integrate our new capital markets-oriented products, including credit fixed income and convertible origination, and continue expanding our sales and trading platform through electronic trading and fixed income distribution.  Following an increase in Chinese capital markets activities 2010, we will also continue to make China a priority region and work to maximize our impact in that market to create a vital source of growth for years to come.”

2010 Fourth Quarter Economic Income

Overview

Economic Income for Q4’10 was $6.4 million, as compared to Economic Losses of $12.9 million in Q3’10 and $21.1 million in Q4’09.  These results exclude the impact of equity award expense related to grants made in connection with the business combination of $2.1 million, $2.1 million and $3.4 million, for Q4’10, Q3’10 and Q4’09, respectively.

Economic Income was $7.8 million in Q4’10, as compared to Economic Losses of $7.5 million and $19.1 million in Q3’10 and Q4’09, respectively, excluding severance and compensation expense related to the 2008 acquisition of Latitude

Economic Income excluding certain non-cash items was $12.8 million in Q4’10, as compared to Economic Losses of $3.9 million and $14.2 million in Q3’10 and the Q4’09, respectively.  Non-cash items are described in detail below and are reconciled to Economic Loss in the “Non-GAAP Financial Measures” section below.

•                 Q4’10 results included non-cash deferred compensation expenses of $1.5 million, as compared to $6.0 million in Q3’10 and $3.8 million in Q4’09.

•                 Q4’10, Q3’10 and Q4’09 results included $0.4 million, $0.9 million and $0.7 million, respectively, of non-cash, negative incentive fees due to a subordination agreement with an investor in certain real estate funds.

•                 Other non-cash expenses include depreciation and amortization.  The depreciation and amortization expense for Q4’10 was $4.4 million, compared to $2.2 million in Q3’10 and $2.4 million in Q4’09.  The increase in depreciation and amortization in Q4’10 was the result of a one-time charge of $2.2 million related to the write-off of certain fixed assets made in connection with our reduction of New York office space.

Total Economic Income Revenue

Total Economic Income revenue for Q4’10 was $101.0 million, a 65% increase compared to $61.3 million in Q3’10 and a 45% increase compared to revenue of $69.9 million in Q4’09.

The increase in Economic Income revenue relative to Q3’10 was primarily the result of an increase in investment income, investment banking fees, incentive income and management fees.  The increase in Economic Income revenue relative to Q4’09 was primarily the result of an increase in investment income and incentive income, partially offset by a reduction in brokerage revenue.

Compensation and Benefits Expense

Compensation and benefits expense declined to 62% of Economic Income revenue in Q4’10, from 75% in Q3’10 and 82% in Q4’09.  Compensation and benefits excludes transaction-related award expense of $2.1 million, $2.1 million and $3.4 million in Q4’10, Q3’10 and Q4’09, respectively.  Compensation and benefits expense for Q4’10, Q3’10 and Q4’09 included $1.5 million, $6.0 million and $3.8 million, respectively, in share-based and other non-cash deferred compensation expense.

Compensation and benefits expense was 59% of Economic Income revenue in Q4’10, excluding $1.7 million of expenses associated with activities for which the Company gets reimbursed, $1.2 million of severance expense and $0.2 million in compensation expenses related to the 2008 acquisition of Latitude.

Non-Compensation Expenses

Non-compensation expenses for Q4’10 were $31.8 million, an 7% increase compared to $29.6 million in Q3’10 and a 12% decrease compared to $36.3 million in Q4’09.

Non-compensation expenses for Q4’10 were $30.6 million, excluding the reversal of a previously recorded unfavorable lease adjustment of $5.3 million and a $2.2 million charge related to the write-off of certain fixed assets, both of which are a result of our reduction of New York office space; and $4.3 million in expenses associated with the Luxembourg reinsurance program.

In addition to the items mentioned above, the increase in non-compensation expenses relative to the Q3’10 was primarily the result of an increase in professional fees and floor brokerage and execution expenses.  The decrease in non-compensation expenses relative to Q4’09 was primarily the result of a decline in service fees and occupancy and equipment expenses.

Fixed non-compensation expenses in the quarter declined by 15% and 31% to $20.2 million as compared to $23.9 million and $29.3 million for Q3’10 and Q4’09, respectively, and are expected to continue to decline in 2011 as we continue to realize the impact of cost savings initiatives that were implemented following the business combination.  Some of these cost savings will be offset by investments in new revenue generating business initiatives in 2011.

Variable non-compensation expenses, which include trade clearing and execution expenses and expenses associated with the Luxembourg reinsurance program, were $11.6 million for Q4’10 as compared to $5.7 million and $7.0 million for Q3’10 and Q4’09, respectively.

2010 Full-Year Economic Income

Overview

Economic Loss for 2010 was $35.6 million, as compared to $67.9 million in 2009.  The 2010 and 2009 results exclude the impact of equity award expense related to grants made in connection with the business combination of $9.0 million and $3.4 million, respectively.

Economic Loss for 2010 was $26.4 million, as compared to $58.7 million in 2009, excluding severance and compensation expense related to the 2008 acquisition of Latitude.

Economic Loss excluding certain non-cash items was $10.3 million in 2010, as compared to $23.8 million in 2009.  Non-cash items are described in detail below and are reconciled to Economic Loss in the “Non-GAAP Financial Measures” section below.

•                 The 2010 results included non-cash deferred compensation expenses of $12.0 million, as compared to $26.9 million in 2009.

•                 The 2010 and 2009 results include $1.7 million and $8.9 million, respectively, of non-cash, negative incentive fees due to a subordination agreement with an investor in certain real estate funds.  The non-cash, negative incentive fees in 2009 were also due to the reversal of previously booked incentive fees.

•                 Other non-cash expenses include depreciation and amortization.  The depreciation and amortization expense for 2010 was $11.5 million, compared to $8.3 million in 2009.  The increase in depreciation and amortization in 2010 was primarily the result of a one-time charge of $2.2 million in Q4’10 related to the write-off of certain fixed assets made in connection with our reduction of New York office space.

Total Economic Income Revenue

Total Economic Income revenue in 2010 was $272.6 million, a 4% increase compared to $260.9 million in 2009.

The increase in Economic Income revenue relative to 2009 was primarily the result of an increase in investment income and incentive income, partially offset by a reduction in brokerage revenue, lower management fees and a decline in investment banking fees.

Compensation and Benefits Expense

Compensation and benefits expense declined to 68% of Economic Income revenue in 2010, from 79% in 2009.  Compensation and benefits expense in 2010 was $185.9 million, a 10% decrease compared to $206.7 million in 2009.  Compensation and benefits excludes transaction-related award expense of $9.0 million and $3.4 million in 2010 and 2009, respectively.  Compensation and benefits expense in 2010 and 2009 included $12.0 million and $26.9 million, respectively, in share-based and other non-cash deferred compensation expense.

Compensation and benefits expense was 63% of Economic Income revenue in 2010, excluding $6.4 million of expenses associated with activities for which the Company gets reimbursed, $8.5 million of severance expense and $0.7 million in compensation expenses related to the 2008 acquisition of Latitude.

Non-Compensation Expenses

Non-compensation expenses in 2010 were $126.8 million, a 3% decrease compared to $130.8 million in 2009.

Non-compensation expenses in 2010 were $125.6 million excluding the reversal of a previously recorded unfavorable lease adjustment of $5.3 million and a $2.2 million charge related to the write-off of certain fixed assets, both of which are a result of our reduction of New York office space; and $4.3 million in expenses associated with the Luxembourg reinsurance program.

In addition to the items mentioned above, the decrease in non-compensation expenses relative to 2009 was primarily the result of a decline in occupancy and equipment expenses and service fees, partially offset by an increase in floor brokerage and execution expenses.

Fixed non-compensation expenses declined by 11% in 2010 to $93.1 million from $104.2 million in 2009.  Variable non-compensation expenses increased by 26% to $33.7 million in 2010 from $26.6 million in 2009.  The increase in variable non-compensation expenses was the result of expenses associated with the Luxembourg reinsurance program, and an increase in program trade clearing and execution expenses.

Alternative Investment Management

Assets Under Management

As of January 1, 2011, the Company had assets under management of $9,041 million compared to assets under management of $8,226 million as of October 1, 2010.  The $815 million increase in assets under management during this period resulted from net subscriptions of $777 million (including redemptions effective on January 1, 2011) and a performance-related appreciation in assets of $38 million.

The increase in assets under management during the fourth quarter is net of $152 million in hedge fund distributions related to the liquidation of the multi-strategy funds, of which $23 million was transferred to other hedge fund products. Absent these redemptions and transfers, total hedge fund assets under management increased by $91 million in the fourth quarter.  The increase in assets under management during the fourth quarter was also net of $54 million in fund of funds distributions pursuant to the July modification agreement with UniCredit.

Refer to the “Assets under management by platform” table below for a breakout of total assets under management as of January 1, 2011; October 1, 2010; and January 1, 2010.

Assets Under Management by Platform:

	Total Assets under Management
Platform	January 1, 2011		October 1, 2010		January 1, 2010		Primary Strategies

Hedge Funds	$1,385	(1)	$1,423	(1)	$1,608	(1)	Single Strategy
							Multi-Strategy

Alternative Solutions	1,750	(2)	1,914	(2)	1,821	(2)	Single Strategy
							Multi-Strategy
							Customized Solutions
							Hedging Strategies
							Commodity Trading Advisory

	1,124		1,114		555		Advisory

Real Estate (3)	1,628	(4)	1,628	(4)	1,628	(4)	Debt
							Equity

Cowen Healthcare Royalty Partners (5)	1,041	(4)	903	(4)	807	(4)	Royalty Interests

Other (6)	2,113		1,244		1,429		Cash Management
							Mortgage Advisory
Total	$9,041		$8,226		$7,848

(1)	This amount includes the Company’s invested capital of approximately $154 million, $174 million and $245 million as of January 1, 2011; October 1, 2010; and January 1, 2010, respectively.
(2)	This amount includes the Company’s invested capital of approximately $32 million as of January 1, 2011, and October 1, 2010; and $17 million as of January 1, 2010.
(3)	Ramius owns between 30% and 55% of the general partners of the real estate business. We do not possess unilateral control over any of these general partners.
(4)	This amount reflects committed capital.
(5)

The Company shares the management fees from the Cowen Healthcare Royalty Partners (“CHRP”) Funds equally with the founders of the CHRP Funds. In addition, the Company receives a share of the carried interests of the general partners of the CHRP Funds of between 33.3% and 40.2%.

(6)

Ramius’s cash management services business provides clients with investment guidelines for managing cash and establishes investment programs for managing their cash in separately managed accounts. Ramius also provides mortgage advisory services where Ramius manages collateralized debt obligations (“CDOs”) held by investors and liquidates CDOs that were historically managed by others.

Assets Under Management by Period:

	Three Months Ended		Twelve Months Ended
	January 1, 2011	October 1, 2010	January 1, 2011	January 1, 2010

Beginning Assets under Management (1)	$8,225,947	$7,893,242	$7,847,712	$9,765,230
Net Subscriptions (Redemptions)	777,417	224,522	1,044,940	(2,246,043)
Net Performance (2)	38,061	108,183	148,773	328,525
Ending Assets under Management	$9,041,425	$8,225,947	$9,041,425	$7,847,712

(1)

Beginning assets under management is as of October 1, 2010, for the three months ended January 1, 2011, and as of July 1, 2010, for the three months ended October 1, 2010. Beginning assets under management is as of January 1, 2010, for the twelve months ended January 1, 2011, and as of January 1, 2009, for the twelve months ended January 1, 2010.

(2)	Net performance is net of all management and incentive fees and includes the effect of any foreign exchange translation adjustments and leverage in certain funds.

Fund Performance

The table below sets forth performance information as of December 31, 2010, for the Company’s currently offered funds and the Ramius Enterprise LP fund, in which the Company has a substantial equity investment. The performance reflected below is representative of the net return of the most recently issued full fee paying class of fund interests offered for the respective fund. The net returns are net of all management and incentive fees, and are calculated monthly based on the change in an investor’s current month ending equity as a percentage of their prior month’s ending equity, adjusted for the current month’s subscriptions and redemptions. Such returns are compounded monthly in calculating the final net year to date return.  Performance information for the Cowen Healthcare Royalty Partners funds are not presented due to existing confidentiality provisions.

Fund Performance by Period:

			Performance for
			3 Months Ended	Year Ended December 31,
Platform	Strategy	Fund Name (1)	December 31, 2010	2010	2009	2008		2007

Hedge Funds	Single Strategy	Ramius Value and Opportunity	11.58%	31.70%	16.88%	(20.81)%		6.34%
		Fund Ltd.
		(Inception Mar. 1, 2006)

		Ramius Global Credit Fund LP (2)	2.91%	17.68%	3.25%	N/A		N/A
		(Inception Oct. 1, 2009)

	Multi-Strategy	Ramius Enterprise LP	2.35%	3.53%	4.92%	(25.38	)%(3)	24.91%
		(Inception Jan. 1, 2008)

Alternative Solutions	Managed Accounts	Activist Portfolio with Hedging Overlay	2.90%	6.93%	12.03%	(8.90)%		2.47%
		(Inception Sept. 1, 2007)

	Global Macro/	RTS Global Fund LP	2.17%	4.61%	N/A	N/A		N/A
	Managed Futures	(Inception Mar. 1, 2010)

		RTS Global 3X Fund LP	7.12%	18.51%	N/A	N/A		N/A
		(Inception Mar. 1, 2010)

Real Estate	Debt	RCG Longview Debt Fund IV, L.P. (4)	4.94%	14.48%	(19.46)%	(8.57)%		8.34%
		(Inception Nov. 12, 2007)

	Equity	RCG Longview Equity Fund, L.P. (4)	3.57%	21.74%	(0.87)%	(14.85)%		(3.64)%
		(Inception Nov. 22, 2006)

Other	Cash Management		(0.12)%	0.96%	(0.28)%	3.67%		5.24%

(1)

The inception date for a fund represents the initial date that the fund accepted capital from third party investors. As of January 1, 2011, the net assets of the funds presented above were $3.60 billion, or 39.8% of the total assets under management as of January 1, 2011 of $9.04 billion. These funds represent the Company’s currently offered products (excluding CHRP) and the Ramius Enterprise LP fund, in which the Company has a substantial equity investment. Excluded from the table above are funds with $5.44 billion, or 60.2% of total assets under management as of January 1, 2011. These include a total of 63 smaller individual funds and managed accounts, the Ramius Multi-Strategy Fund, and the Cowen Healthcare Royalty Partners fund.

(2)	Effective July 1, 2010 the fund is no longer offering Class A to new investors, as such, the returns included above reflect only Class B returns.
(3)	Performance does not reflect any change in valuation for LBIE assets which have been segregated.
(4)

Returns for each period represent net internal rates of return to limited partners after management fees and incentive allocations, if any, and are computed on a year-to-year basis consistent with industry standards. Incentive allocations are computed based on a hypothetical liquidation of net assets of each fund as of the balance sheet date. Returns are calculated for the investors as a whole. The computation of such returns for an individual investor may vary from these returns based on different management fee and incentive arrangements and the timing of capital transactions. The hypothetical liquidation value may not reflect the ultimate value that may be realized from the real estate investments, particularly given the relatively long period of time that the real estate investments may be held under the terms of the real estate fund documents.

The hedge funds and Activist Portfolio with Hedging Overlay fund listed above have perpetual high-water marks.  These high-water marks require the funds to recover cumulative losses, if any, before the Company can begin to earn incentive income in 2010 and beyond on the assets that suffered losses in 2008.  Since December 2009, the Activist Portfolio with Hedging Overlay Fund has achieved returns in excess of its high-water mark threshold for an investor who had participated fully in the 2008 loss and the subsequent gains.  Since July 2010, the small cap value and opportunity fund (which we refer to henceforth as our “deep value fund”) achieved returns in excess of its high-water mark threshold for investors who had participated fully in the 2008 loss and the subsequent gains.  The global long/short credit fund was created in 2009 and thus did not need to recover any 2008 losses before the Company could begin to earn incentive income.  The Ramius Trading Strategies funds are not eligible to receive incentive income.

Management Fees:

Economic Income revenue from management fees was $15.1 million in Q4’10, an increase of 31% compared to $11.5 million in Q3’10 and an increase of 7% compared to $14.0 million in Q4’09.  As compared to both prior periods, the increase in management fees was primarily the result of an increase in average total assets under management during Q4’10, as well as an increase in management fees associated with a closing at our healthcare royalty funds.

The average management fee in Q4’10 was 0.69%, as compared to 0.57% in Q3’10 and 0.71% in Q4’09.  As compared to Q3’10, the quarterly average management fee increased despite a net increase in assets of approximately $940 million in the cash management platform, a relatively lower fee paying product.

Economic Income revenue from management fees was $51.4 million in 2010, a decrease of 16% compared to $61.4 million in 2009.  The decrease in management fees was primarily a result of a result of product mix, a decrease in the fees charged to UniCredit and a decrease in the average amount of total assets managed over the course of the year.  The average management fee in 2010 was 0.61%, as compared to 0.67% in 2009.

Incentive Income:

The Company had incentive income of $6.3 million in Q4’10 largely due to the performance of the deep value funds, certain fund of funds products and the global credit products.  Incentive income increased in Q4’10 from incentive income of $1.8 million in Q3’10 and $1.0 million in Q4’09.

The Company had incentive income of $9.6 million in the 2010 full-year, as compared to an incentive income loss of $7.0 million in 2009.  As compared to 2009, the increase in incentive income was primarily due to the performance of certain fund of funds products, the global credit products, and the deep value funds; the impact of certain products, particularly our deep value fund, achieving returns in excess of its high-water mark threshold for many investors; and the winding down of the impact of subordination provisions for an investor in certain real estate funds.

Investment Income:

The Company had investment income of $36.8 million in Q4’10, as compared to $14.1 million in Q3’10 and $5.2 million in Q4’09. In the 2010 full-year, the Company had investment income of $59.4 million, as compared to $24.6 million in 2009.

The increase to investment income in both Q4’10 and 2010 is due to positive performance across our various investment strategies, particularly our event driven, credit, real estate, global macro and commodity trading strategies.  Additionally, the Company recorded investment income, net of financing costs, of $18.1 million associated with the Luxembourg reinsurance program in Q4’10 and 2010.

Spin Off of Value & Opportunity Business

The Company today announced a plan to separate its shareholder activist and deep value investing business into a stand-alone and independent entity that will be managed by a new management entity, which will continue to be led by Jeffrey Smith, Mark Mitchell and Peter Feld..  Upon completion of the spin-off, the Company will maintain a significant minority interest in the entity and will also maintain a proprietary investment in the strategy’s fund.  The Company expects to complete the separation by March 31, 2011.

Brokerage

Brokerage revenue was $26.8 million in Q4’10, an increase of 3% compared to $26.0 million in Q3’10 and a decrease of 13% compared to $31.0 million in Q4’09.  In the 2010 full-year, brokerage revenue was $112.2 million, a decrease of 16% compared to $133.7 million in 2009.

The year-over-year decreases were primarily associated with decreased customer activity in the Company’s facilitation business as cash equities volumes remained at subdued levels in Q4’10, although volumes showed a slight increase relative to Q3’10.  Aggregate NYSE and NASDAQ trading volumes declined by 16% in Q4’10 on a year-over-year basis and, in the 2010 full-year, declined by 15% as compared to 2009.(3)

Investment Banking

Investment banking revenue was $15.8 million in Q4’10, an increase of $8.6 million, or 120%, compared to $7.2 million in Q3’10.  The increase in revenues was primarily due to an increase in revenues generated from underwriting activities and strategic advisory assignments.  As compared to Q4’09, investment banking revenue increased by 1% from $15.7 million due to an increase in revenues generated from underwriting, partially offset by a reduction in revenues generated from strategic advisory, and private placement and registered direct activities.

•                  Underwriting revenue was $9.9 million in Q4’10, an increase of $6.4 million and $2.9 million, as compared to revenues of $3.5 million and $6.9 million in Q3’10 and Q4’09, respectively.  During Q4’10, the Company completed eleven underwritten transactions with an aggregate transaction value of $1.1 billion, as compared to eight transactions in Q3’10 with a transaction value of $1.4 billion (or, $5.0 billion including one large follow-on transaction), and nine transaction in Q4’09 with a transaction value of $598 million (or, $19.9 billion including one large follow-on transaction).

•                  Private placement and registered direct revenue was $1.3 million in Q4’10, an increase of $0.3 million compared to $1.0 million in Q3’10 and a decrease of $2.2 million compared to $3.5 million in Q4’09.  During Q4’10, the Company completed three private transaction, as compared to one transaction Q3’10 and five transactions in Q4’09.

•                  Strategic advisory revenue was $4.6 million in Q4’10, an increase of $2.0 million compared to $2.7 million in Q3’10, and a decrease of $0.6 million compared to $5.3 million in Q4’09.  During Q4’10, the Company completed three strategic advisory assignments with an aggregate disclosed transaction value of $71 million, as compared to two assignments completed in Q3’10 with an undisclosed aggregate value and four assignments completed in Q4’09 with an aggregate disclosed value of $815 million.

2010 investment banking revenue was $39.0 million, down 13% from $44.6 million in 2009.  The 2010 results reflect a reduction in revenues generated from strategic advisory, and private

(3)  Source: Bloomberg.  Industry-wide volume trend is based on aggregate NYSE and NASDAQ trading volumes.  NYSE activity includes total volume of shares traded for all securities on NYSE using only NYSE volume. NASDAQ activity based on the NASDAQ Composite Total Volume Index.

placement and registered direct activities, partially offset by an increase in revenues generated from underwriting activities.

•                  Underwriting revenue in 2010 was $18.3 million, an increase of 45% compared to $12.6 million in 2009.  In 2010, the Company completed thirty-one underwritten transactions with an aggregate transaction value of $3.7 billion (or, $7.3 billion including one large follow-on transaction).  In 2009, the Company completed fifteen underwritten transactions with an aggregate transaction value of $1.5 billion (or, $20.8 billion including one large follow-on offering)

•                  Private placement and registered direct revenue was $3.7 million in 2010, a decrease of $5.0 million, or 58%, compared to $8.8 million in 2009.  In 2010, the Company completed six private transactions, as compared twelve completed transactions in 2009.

•                  Strategic advisory revenue was $16.9 million in 2010, a decrease of $6.3 million, or 27%, compared to $23.2 million in 2009.  In 2010, the Company completed twelve strategic advisory assignments with an aggregate disclosed value of approximately $222 million, as compared to thirteen strategic advisory assignments with an aggregate disclosed value of $2.7 billion in 2009.

Merger Agreement with LaBranche & Co.

On February 17, 2011, the Company announced a definitive merger agreement under which Cowen will acquire LaBranche & Co Inc. (“LaBranche”), a market-maker in options, exchange-traded funds and futures on various exchanges domestically and internationally.

Under the terms of the merger agreement, Cowen will acquire LaBranche in a stock-for-stock merger transaction.  Upon closing, LaBranche shareholders will receive upon closing a fixed ratio of 0.9980 of a share of Cowen Class A common stock for each outstanding share of LaBranche common stock.  The total Cowen shares to be issued to LaBranche shareholders will represent approximately 35.1 percent of the combined company and 33.8 percent on a fully diluted basis.

The transaction, which is expected to close by the end of the second quarter or beginning of the third quarter of 2011, is subject to customary closing conditions and approval by LaBranche shareholders and Cowen shareholders.

Earnings Conference Call with Management

The Company will host a conference call to discuss its 2010 fourth quarter and full-year financial results on Friday, March 4, 2011, at 9:00 am EST.  The call can be accessed by dialing 1-800-901-5259 domestic or 1-617-786-4514 international.  The passcode for the call is 10527701.  A replay of the call will be available beginning at 12:00 pm March 4, 2011 through March 11, 2011.  To listen to the replay of this call, please dial 1-888-286-8010 domestic or 1-617-801-6888 international and enter passcode 39659626.  The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative investment management, investment banking, research, and sales and trading services through its two business segments: Ramius and its affiliates makes up the Company’s alternative investment management segment, while Cowen and Company is its broker-dealer segment.  Its alternative investment management products, solutions and services include hedge funds, replication products, managed futures funds, fund of funds, real estate, health care royalty funds and cash management services.  Cowen and Company offers industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors. Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.
CONTACT:	Steve Lasota, Chief Financial Officer
Cowen Group, Inc.
(646) 562-1000

Cowen Group, Inc.

Preliminary Unaudited Condensed Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues
Investment banking	$15,823	$10,557	$38,965	$10,557
Brokerage	26,828	17,812	112,217	17,812
Management fees	12,418	10,286	38,847	41,694
Incentive income	6,697	1,734	11,363	1,911
Interest and dividends	4,493	252	11,547	477
Reimbursement from affiliates	1,952	2,494	6,816	10,326
Other	294	2,467	1,936	4,732
Consolidated Funds
Interest and dividends	1,223	21,511	11,733	33,697
Other	2	2,569	386	2,695
Total revenues	69,730	69,682	233,810	123,901
Expenses
Employee compensation and benefits	64,914	45,723	194,919	96,592
Floor brokerage and trade execution	4,506	2,451	17,143	2,451
Interest and dividends	6,605	479	8,971	1,601
Professional, advisory and other fees	6,028	8,118	14,547	20,140
Service fees	3,455	2,841	15,814	4,452
Communications	3,774	2,151	13,972	2,906
Occupancy and equipment	560	4,316	18,119	11,835
Depreciation and amortization	4,447	2,198	11,543	5,761
Client services and business development	3,154	2,954	14,470	7,804
Other	6,794	6,240	22,323	12,868
Consolidated Funds
Interest and dividends	1,579	7,100	3,078	14,017
Professional, advisory and other fees	742	2,241	3,094	6,500
Floor brokerage and trade execution	(5)	707	995	707
Other	201	1,702	954	2,357
Total expenses	106,754	89,221	339,942	189,991
Other income (loss)
Net gains (losses) on securities, derivatives and other investments	11,997	548	21,980	(2,154)
Consolidated Funds net gains (losses):
Net realized and unrealized gains (losses) on investments and other transactions	13,891	(3,270)	33,116	55,908
Net realized and unrealized gains (losses) on derivatives	52	(880)	(761)	(31,750)
Net gains (losses) on foreign currency transactions	(643)	(119)	(1,293)	(3,159)
Total other income (loss)	25,297	(3,721)	53,042	18,845

Income (loss) before income taxes	(11,727)	(23,260)	(53,090)	(47,245)
Income tax expense (benefit)	(22,032)	(2,228)	(21,400)	(8,206)
Net income (loss)	10,305	(21,032)	(31,690)	(39,039)
(Net income) loss attributable to noncontrolling interests in consolidated subsidiaries	(6,194)	(2,360)	(13,727)	(16,248)
Net income (loss) attributable to Cowen Group, Inc.	$4,111	$(23,392)	$(45,417)	$(55,287)
Earnings (loss) per share:
Basic	$0.06	$(0.46)	$(0.62)	$(1.35)
Diluted	$0.06	$(0.46)	$(0.62)	$(1.35)

Weighted average shares used in per share data:
Basic	73,991	51,279	73,149	41,001
Diluted	73,991	51,279	73,149	41,001

Other Metrics at December 31, 2010 and 2009
Cowen Group, Inc. stockholders’ equity	$449,256	$473,525
Common shares outstanding	75,490	74,743
Book value per share	$5.95	$6.34
Tangible book value per share *	$5.42	$5.75

*                 Tangible book value per share, a non-GAAP financial measure, at December 31, 2010, is calculated as follows: Cowen Group, Inc. stockholders’ equity, less $39.9 million of goodwill and intangible assets, divided by common shares outstanding.  Tangible book value per share at December 31, 2009, is calculated as follows: Cowen Group, Inc. stockholders’ equity, less $43.6 million of goodwill and intangible assets, divided by common shares outstanding.

Non-GAAP Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss) and Pro Forma Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) presents the Company’s results of operations without the impact resulting from the consolidation of any of the funds, (ii) excludes goodwill impairment, and (iii) excludes the reorganization expenses for the transaction and one-time equity awards made in connection with the transaction. In addition, Economic Income revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For GAAP purposes, these items are included in each of their respective line items. Economic Income revenues also include management fees, incentive income and investment income earned through the Company’s investment as a general partner in certain real estate entities. For GAAP purposes, all of these items are recorded in other income (loss). In addition, Economic Income expenses are reduced by reimbursement from affiliates, which for GAAP purposes is shown as part of revenue.

For the 2009 periods, we have adjusted Economic Income (Loss) (or, “Pro Forma Economic Income (Loss)”) to reflect the combined fourth quarter and full-year results for both legacy Ramius and Cowen.

Additionally, we have reported in this press release our Economic Income (Loss) excluding certain non-cash expenses.  We have adjusted Economic Income (Loss) by the following non-cash expense items:

•                  Depreciation and amortization,

•                  Share-based and other non-cash deferred compensation expense, and

•                  Real estate related incentive fee losses due to certain claw back and subordination agreements with investors in certain real estate funds.

Management believes that the non-GAAP calculation of Economic Income (Loss) excluding certain non-cash items will allow for a better understanding of the Company’s operating results.

Cowen Group, Inc.

Unaudited Pro Forma Economic Income (Loss)

(Dollar amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues
Investment banking	$15,823	$15,715	$38,965	$44,632
Brokerage	26,828	30,979	112,217	133,664
Management fees	15,119	14,044	51,441	61,432
Incentive income	6,299	989	9,615	(6,996)
Investment income	36,776	5,260	59,417	24,601
Other revenue	157	2,883	939	3,536
Total revenues	101,002	69,870	272,594	260,869
Expenses
Employee compensation and benefits	62,779	57,298	185,893	206,663
Interest and dividends	312	447	1,026	1,549
Fixed non-compensation expenses	20,159	29,267	93,124	104,176
Variable non-compensation expenses	11,628	6,991	33,694	26,641
Reimbursement from affiliates	(2,053)	(2,730)	(7,315)	(11,044)
Total expenses	92,825	91,273	306,422	327,985
Net economic income (loss) before non-controlling Interests	8,177	(21,403)	(33,828)	(67,116)
Non-controlling interests	(1,759)	342	(1,759)	(804)
Pro forma economic income (loss)	$6,418	$(21,061)	$(35,587)	$(67,920)

Pro Forma Economic Income (Loss) Excluding Certain Non-cash Items
Pro forma economic income (loss)	$6,418	$(21,061)	$(35,587)	$(67,920)
Exclusion of depreciation and amortization expense	4,447	2,429	11,543	8,291
Exclusion of share-based and other non-cash deferred compensation expense	1,548	3,771	12,004	26,931
Exclusion of real estate related incentive fee loss	397	694	1,747	8,907
Pro Forma Economic Income (Loss) Excluding Certain Non-cash Items	$12,810	$(14,167)	$(10,293)	$(23,791)

Cowen Group, Inc.

Unaudited Reconciliation of Pro Forma Economic Income and GAAP Income for the Three Months Ended December 31, 2010

(Dollar amounts in thousands)

	Three Months Ended December 31, 2010
		Adjustments
	GAAP	Other		Funds	Pro Forma
	Income	Adjustments		Consolidation	Economic Income
Revenues
Investment banking	$15,823	—		—	$15,823
Brokerage	26,828	—		—	26,828
Management fees	12,418	2,125	(a)	576	15,119
Incentive income	6,697	(398	)(a)	—	6,299
Investment Income	—	36,776	(c)	—	36,776
Interest and dividends	4,493	(4,493	)(c)	—	—
Reimbursement from affiliates	1,952	(2,053	)(b)	101	—
Other Revenue	294	(137	)(c)	—	157
Consolidated Funds	1,225	—		(1,225)	—
Total revenues	69,730	31,820		(548)	101,002

Expenses
Compensation & Benefits	64,914	(2,135)		—	62,779
Interest and dividends	6,605	(6,293	)(c)	—	312
Non-compensation expenses - Fixed	—	20,159	(c)(d)	—	20,159
Non-compensation expenses - Variable	—	11,628		—	11,628
Non-compensation expenses	32,718	(32,718	)(c)(d)	—	—
Reimbursement from affiliates	—	(2,053	)(b)	—	(2,053)
Consolidated Funds	2,517	—		(2,517)	—
Total expenses	106,754	(11,412)		(2,517)	92,825

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	11,997	(11,997	)(c)	—	—
Consolidated Funds net gains (losses)	13,300	(6,896)		(6,404)	—
Total other income (loss)	25,297	(18,893)		(6,404)	—

Income (loss) before income taxes and non-controlling interests	(11,727)	24,339		(4,435)	8,177

Income taxes (Benefit)	(22,032)	22,032	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	10,305	2,307		(4,435)	8,177

(Income) loss attributable to non-controlling interests	(6,194)	—		4,435	(1,759)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$4,111	$2,307		—	$6,418

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a)     Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of revenues of certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

(b)    Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the Company. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c)     Economic Income recognizes our income from proprietary trading, including deferred tax benefits from the Luxembourg reinsurance program, net of financing costs and related expenses.

(d)    Economic Income recognizes our proportionate share of expenses for certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

Cowen Group, Inc.

Unaudited Reconciliation of Pro Forma Economic Income and GAAP Income for the Three Months Ended December 31, 2009

(Dollar amounts in thousands)

	Three Months Ended December 31, 2009
		Adjustments
	GAAP	Other		One Month	Funds	Pro Forma
	Income	Adjustments		Legacy Cowen	Consolidation	Economic Income
Revenues
Investment banking	$10,557	—		$5,158	—	$15,715
Brokerage	17,812	—		13,167	—	30,979
Management fees	10,286	1,981	(a)	768	1,009	14,044
Incentive income	1,734	(745	)(a)	—	—	989
Investment Income	—	5,491	(c)	(231)	—	5,260
Interest and dividends	252	(252	)(c)	—	—	—
Reimbursement from affiliates	2,494	(2,730	)(b)	—	236	—
Other Revenue	2,467	416	(c)	—	—	2,883
Consolidated Funds	24,080	—		—	(24,080)	—
Total revenues	69,682	4,161		18,862	(22,835)	69,870

Expenses
Compensation & Benefits	45,723	(2,929)		14,504	—	57,298
Interest and dividends	479	(32	)(c)	—	—	447
Non-compensation expenses - Fixed	—	23,159	(c)(d)	6,108	—	29,267
Non-compensation expenses - Variable	—	4,595		2,396	—	6,991
Non-compensation expenses	31,269	(31,269	)(c)(d)	—	—	—
Reimbursement from affiliates	—	(2,730	)(b)	—	—	(2,730)
Consolidated Funds	11,750	—		—	(11,750)	—
Total expenses	89,221	(9,206)		23,008	(11,750)	91,273

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	548	(548	)(c)	—	—	—
Consolidated Funds net gains (losses)	(4,269)	(7,801)		—	12,070	—
Total other income (loss)	(3,721)	(8,349)		—	12,070	—

Income (loss) before income taxes and non-controlling interests	(23,260)	5,018		(4,146)	985	(21,403)

Income taxes (Benefit)	(2,228)	(1,472	)(b)	—	3,700	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(21,032)	6,490		(4,146)	(2,715)	(21,403)

(Income) loss attributable to non-controlling interests	(2,360)	—		(13)	2,715	342
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(23,392)	$6,490		$(4,159)	—	$(21,061)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

One Month Legacy Cowen:    The impact of legacy Cowen’s operating results for the one month period prior to the business combination (November 2, 2009) are included in Economic Income, but are not included in GAAP income.

Other Adjustments:

(a)   Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of revenues of certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

(b)   Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the Company. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c)   Economic Income recognizes our income from proprietary trading net of related expenses.

(d)   Economic Income recognizes our proportionate share of expenses for certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

Cowen Group, Inc.

Unaudited Reconciliation of Pro Forma Economic Income and GAAP Income for the Twelve Months Ended December 31, 2010

(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2010
		Adjustments
	GAAP	Other		Funds	Pro Forma
	Income	Adjustments		Consolidation	Economic Income
Revenues
Investment banking	$38,965	—		—	$38,965
Brokerage	112,217	—		—	112,217
Management fees	38,847	9,717	(a)	2,877	51,441
Incentive income	11,363	(1,748	)(a)	—	9,615
Investment Income		59,417	(c)	—	59,417
Interest and dividends	11,547	(11,547	)(c)	—	—
Reimbursement from affiliates	6,816	(7,315	)(b)	499	—
Other Revenue	1,936	(997	)(c)	—	939
Consolidated Funds	12,119	—		(12,119)	—
Total revenues	233,810	47,527		(8,743)	272,594

Expenses
Compensation & Benefits	194,919	(9,026)		—	185,893
Interest and dividends	8,971	(7,945	)(c)	—	1,026
Non-compensation expenses - Fixed	—	93,124	(c)(d)	—	93,124
Non-compensation expenses - Variable	—	33,694		—	33,694
Non-compensation expenses	127,931	(127,931	)(c)(d)	—	—
Reimbursement from affiliates	—	(7,315	)(b)	—	(7,315)
Consolidated Funds	8,121	—		(8,121)	—
Total expenses	339,942	(25,399)		(8,121)	306,422

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	21,980	(21,980	)(c)	—	—
Consolidated Funds net gains (losses)	31,062	(19,716)		(11,346)	—
Total other income (loss)	53,042	(41,696)		(11,346)	—

Income (loss) before income taxes and non-controlling interests	(53,090)	31,230		(11,968)	(33,828)

Income taxes (Benefit)	(21,400)	21,400	(b)	—	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(31,690)	9,830		(11,968)	(33,828)

(Income) loss attributable to non-controlling interests	(13,727)	—		11,968	(1,759)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(45,417)	$9,830		—	$(35,587)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation:    The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of revenues of certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the Company. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes our income from proprietary trading, including deferred tax benefits from the Luxembourg reinsurance program, net of financing costs and related expenses.

(d) Economic Income recognizes our proportionate share of expenses for certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

Cowen Group, Inc.

Unaudited Reconciliation of Pro Forma Economic Income and GAAP Income for the Twelve Months Ended December 31, 2009

(Dollar amounts in thousands)

	Twelve Months Ended December 31, 2009
		Adjustments
	GAAP	Other		Ten Months	Funds	Pro Forma
	Income	Adjustments		Legacy Cowen	Consolidation	Economic Income
Revenues
Investment banking	$10,557	—		$34,075	—	$44,632
Brokerage	17,812	—		115,852	—	133,664
Management fees	41,694	8,222	(a)	7,492	4,024	61,432
Incentive income	1,911	(8,907	)(a)	—	—	(6,996)
Investment Income	—	21,958	(c)	2,643	—	24,601
Interest and dividends	477	(477	)(c)	—	—	—
Reimbursement from affiliates	10,326	(11,044	)(b)	—	718	—
Other Revenue	4,732	(1,196	)(c)	—	—	3,536
Consolidated Funds	36,392	—		—	(36,392)	—
Total revenues	123,901	8,556		160,062	(31,650)	260,869

Expenses
Compensation & Benefits	96,592	(3,353)		113,424	—	206,663
Interest and dividends	1,601	(52	)(c)	—	—	1,549
Non-compensation expenses - Fixed	—	51,286	(c)(d)	52,890	—	104,176
Non-compensation expenses - Variable	—	7,141		19,500	—	26,641
Non-compensation expenses	68,217	(68,217	)(c)(d)	—	—	—
Reimbursement from affiliates	—	(11,044	)(b)	—	—	(11,044)
Consolidated Funds	23,581	—		—	(23,581)	—
Total expenses	189,991	(24,239)		185,814	(23,581)	327,985

Other income (loss)
Net gains (losses) on securities, derivatives and other investments	(2,154)	2,154	(c)	—	—	—
Consolidated Funds net gains (losses)	20,999	(19,411)		—	(1,588)	—
Total other income (loss)	18,845	(17,257)		—	(1,588)	—

Income (loss) before income taxes and non-controlling interests	(47,245)	15,538		(25,752)	(9,657)	(67,116)

Income taxes (Benefit)	(8,206)	2,217	(b)	—	5,989	—
Economic Income (Loss) / Net income (loss) before non-controlling interests	(39,039)	13,321		(25,752)	(15,646)	(67,116)

(Income) loss attributable to non-controlling interests	(16,248)	—		(202)	15,646	(804)
Economic Income (Loss) / Net income (loss) available to Cowen Group, Inc. Stockholders	$(55,287)	$13,321		$(25,954)	—	$(67,920)

Note: The following is a summary of the adjustments made to US GAAP net income (loss) to arrive at Economic Income:

Funds Consolidation: The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds and addition of fund expenses excluding management fees paid, fund revenues and investment income (loss).

Ten Months Legacy Cowen: The impact of legacy Cowen’s operating results for the ten month period prior to the business combination (November 2, 2009) are included in Economic Income, but are not included in GAAP income.

Other Adjustments:

(a) Economic Income recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of revenues of certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.

(b) Economic Income excludes income taxes as management does not consider this item when evaluating the performance of the Company. Also, reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(c) Economic Income recognizes our income from proprietary trading net of related expenses.

(d) Economic Income recognizes our proportionate share of expenses for certain real estate operating companies for which the investments are recorded under the equity method of accounting for investments.